May 13, 1998

Board of Directors of Dominion Bridge Corporation
c/o  Allen S. Gerrard
Chairman of the Board of Directors
Dominion Bridge Corporation
500, Rue Notre Dame
Lachine, Quebec H8S2B2
CANADA

            RE: Management Arrangement between Dominion Bridge Corporation and EIF Holdings, Inc.

Gentlemen:

     This letter sets forth the agreement to be entered into by and between EIF Holdings, Inc., a Delaware corporation ("EIF"), and Dominion Bridge Corporation, a Delaware corporation ("Dominion Bridge"), with respect to the engagement of EIF to provide certain management services to Dominion Bridge (the Management Arrangement")

     Upon your execution and return of this letter, the parties shall be bound by the following terms and conditions:

     1. Services to be Provided EIF will provide Dominion Bridge with management services in connection with its ongoing, day-to-day operations. During the term of EIF's engagement, EIF shall, subject to the general supervision and control of the Board of Directors of Dominion Bridge, furnish Dominion Bridge with the following management services: (i) financing and administrative support services, including oversight of collection of accounts receivable and payment of accounts payable; (ii) marketing administration and support services; (iii) human resources management; and (iv) oversight and administration of Dominion Bridge's operating units. In order to facilitate the provision of these services, the Chief Executive and Chief Financial Officers of EIF shall be given responsibilities within Dominion Bridge's organization which are customarily performed by a corporation's Chief Executive and Chief Financial Officers, respectively. EIF may provide other persons to provide the services required during the course of this management arrangement which persons shall be approved by the Board of Directors of Dominion Bridge. The relationship of Dominion


Board of Directors of Dominion Bridge Corporation
May 13, 1998
Page2

Bridge to EIF and to any person providing services to Dominion Bridge on behalf of EIF shall at all times be that of an independent contractor. Neither EIF nor any person providing services to Dominion Bridge under this management arrangement shall be deemed an employee of Dominion Bridge for any purpose or be entitled to any rights whatsoever as an employee of Dominion Bridge.


     2. Authority of EIF: Neither EIF nor any person providing services to Dominion Bridge on behalf of EIF shall have any authority to legally bind Dominion Bridge in any matter whatsoever, except as specified herein. EIF and any person performing services for Dominion Bridge on behalf of EIF may, in performance of his, her or its duties, negotiate on behalf of Dominion Bridge with various parties, including but not limited to, creditors, stockholders, employees of Dominion Bridge and governmental entities, but unless authorized in writing by the Board of Directors of Dominion Bridge, no such person shall have any authority or be under any duty whatsoever to execute documents in the name of or on behalf of Dominion Bridge with respect to such negotiations or the transactions contemplated therein except for agreements not exceeding US $1,000,000 in value which are entered into in the ordinary course of business and relate to the day to day operations of Dominion Bridge.

     3. Term: EIF's engagement to provide management services for Dominion Bridge shall be deemed to have commenced on May 1, 1998 and shall terminate on October 31, 1998. However, notwithstanding anything herein to the contrary, wither party hereto may terminate this Management Arrangement for any reason whatsoever upon thirty (30) days prior written notice one to the other. The management fee payable pursuant to Section 3 hereof shall be prorated in the event of termination.

     4. Management Fee: As compensation for the management services to be rendered by EIF to Dominion Bridge, Dominion Bridge shall (i) pay to EIF a management fee of US $100,000 per month, and (ii) reimburse EIF for all reasonable out-of-pocket expenses and disbursements incurred in rendering such services:

     5.  General:

     5.1 Disclosure Except as and to the extent required by law, without the prior written consent of the other party hereto, neither EIF nor Dominion Bridge shall make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or permit the disclosure of the terms, conditions or other aspects of the Management Arrangement. If either party is of such disclosure (or such shorter period as may be required by law upon the advice of counsel) it shall provide to the other party hereto the content of the proposed disclosure, the reasons that such disclosure is required to be made publicly by law, and the time and place that such disclosure will be made.


Board of Directors of Dominion Bridge Corporation
May 13, 1998
Page 3


     5.2 Notices all notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, by courier or by fax; and (ii) upon receipt of sent by express mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

             If to EIF then to:

                EIF Holdings, Inc.
                54 Stiles Road
                Salem, NH  03079
                Attention:  Frank J. Fradella

             If to Dominion Bridge then to:

                Allen S. Gerrard
                Chairman of the Board of Directors
                of Dominion Bridge Corporation
                500 Notre Dame Street
                Lachine, Quebec

     or to such other address as the person to whom such notice is given may have previously furnished to the other party in writing in the manner set forth above; provided, however, that any notice of a change of address shall be effective only upon receipt thereof.

     5.3 Entire Agreement. This letter of intent constitutes the entire agreement between Dominion Bridge and EIF as to the subject matter herein, and supersedes all prior oral and written agreements. This letter of agreement cannot be amended, modified or terminated except by a writing executed by the parties hereto.

     5.4 Governing Law. This letter of intent shall be governed by, and construed in accordance with the laws of the State of Delaware.

     5.5 Assignability. This letter of agreement and the rights and obligations hereunder may not be assigned except by a writing executed by the parties hereto.

                                     * * *

     If the foregoing accurately summarizes our understanding, please so indicate by having a duly authorized office of Dominion Bridge execute and date both copies of this letter in the space provided below and return one copy to the undersigned.

Board of Directors of Dominion Bridge Corporation
May 13, 1998
Page 4





                                        Very truly yours,
                                        EIF HOLDINGS, INC.


                                    By:    /s/Frank J. Fradella
                                           -----------------------------------
                                    Name:  Frank J. Fradella
                                           -----------------------------------
                                    Title: Chairman and Chief Executive Office
                                           -----------------------------------


ACCEPTED AND AGREED TO THIS  13th  DAY OF MAY, 1998
                            ------

DOMINION BRIDGE CORPORATION

By:    /s/Allen S. Gerrard
       ------------------------
Name:  Allen S. Gerrard
       ------------------------
Title: Chairman of the Board
       ------------------------

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